Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Health Grades, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Health Grades, Inc. on Form S-3 (File No. 333-124288, effective April 25, 2005) and on Forms S-8 (File No. 333-152924, effective August 11, 2008, File No. 333-82398, effective February 8, 2002, File No. 333-42986, effective August 3, 2000, File No. 333-61717, effective August 18, 1998, and File No. 333-36933, effective October 1, 1997).

/s/ GRANT THORNTON LLP Denver, Colorado
March 16, 2009